Exhibit 99.1

Sanchez Energy Receives Court Approval of

“First Day” Motions to Support Business Operations

Obtains Interim Approval to Access up to $50 Million in New Financing

Maintains Substantial Liquidity to Continue Safe Operations in the Normal Course

HOUSTON — Aug. 19, 2019 — Sanchez Energy Corporation (“Sanchez Energy” or the “Company”) (OTC Pink: SNECQ) today announced that the Company and certain of its subsidiaries have received interim approvals from the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) for the “First Day” motions related to the voluntary Chapter 11 petitions filed on Aug. 11, 2019.

“We are pleased to have received approval of our First Day motions, which will enable Sanchez Energy to continue normal operations while we maintain productive relationships with our business partners and midstream counterparties,” said Tony Sanchez, III, president and chief executive officer of Sanchez Energy. “Our focus is on operating our business safely and efficiently without interruption while using the restructuring process to work diligently with our creditors on a plan to right-size our balance sheet, further invest in our high-quality asset base and generate long-term value for our stakeholders. We appreciate the prompt action by the Court in approving our First Day motions and would like to thank our employees and partners for their continued support.”

Among other approvals, the Court granted Sanchez Energy interim approval to access up to $50 million of the $175 million in committed new financing from certain of its senior lenders, which, along with cash on hand and cash flow generated by ongoing operations, will support the business and fund continued capital investment throughout the restructuring process. The remaining amount of the financing will be available to the Company subject to final approval by the Court.

In addition, the Court has authorized the Company to continue to operate in the normal course of business without interruption to its relationships with its vendors, royalty interest owners and working interest and joint billing partners, among others, by, among other things, authorizing the Company to pay most pre-petition obligations, including those owing to those parties. Following the filing date, Sanchez Energy anticipates conducting operations and satisfying its obligations in the normal course of business.

Court filings and information about the claims process are available on the internet at https://cases.primeclerk.com/sanchezenergy, by calling the Company’s information hotline at (844) 232-0067 or by sending an email to sanchezinfo@primeclerk.com. Additional information regarding the Chapter 11 filing is included in a Current Report on Form 8-K which was filed with the U.S. Securities and Exchange Commission (“SEC”) on Monday, Aug. 12, 2019.

In connection with the restructuring, Sanchez Energy is represented by Moelis & Co. as financial advisor, Akin Gump Strauss Hauer & Feld LLP and Jackson Walker LLP as legal counsel and Alvarez & Marsal as restructuring advisor.

About Sanchez Energy Corporation

Sanchez Energy Corporation (OTC Pink: SNECQ) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas. For more information about Sanchez Energy Corporation, please visit our website: www.sanchezenergycorp.com.

Forward Looking Statements

This press release contains “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, the ability to obtain final Court approval of the interim motions described in this press release, including with respect to its $175 million in new financing; the ultimate outcome of the Chapter 11 proceedings and any restructuring of Sanchez Energy effectuated thereby; Sanchez Energy’s future success and ability to successfully execute its business and financial strategies; Sanchez Energy’s ability to reduce its debt or strengthen its financial position and maintain its relationships with its workforce, business partners and counterparties; and Sanchez Energy’s future financial and operating performance, including its ability to continue to make capital investments and operate and satisfy its obligations in the normal course through the restructuring process. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to, the outcome of the Chapter 11 proceedings; risks and uncertainties associated with the Chapter 11 proceedings, including Sanchez Energy’s ability to develop, confirm and consummate a plan of reorganization under Chapter 11 or an alternative restructuring transaction, which may be necessary to continue as a going concern; Sanchez Energy’s ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 filings; Sanchez Energy’s ability to obtain sufficient financing to allow it to emerge from bankruptcy and execute its business plan post-emergence; the length of time that Sanchez Energy will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with Sanchez Energy’s ability to confirm and consummate a plan of reorganization; the potential adverse effects of the Chapter 11 proceedings on Sanchez Energy’s liquidity and results of operations; increased advisory costs to execute a reorganization; the timing and extent of changes in prices of, and demand for, commodities; the extent to which Sanchez Energy’s drilling plans are successful; Sanchez Energy’s ability to replace the reserves it produces; Sanchez Energy’s ability to satisfy its capital expenditure, debt service and other funding requirements through internally generated cash flows, asset sales and other activities; the accuracy of reserve estimates; and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the SEC. Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.

Contacts:

Investors

Cham J. King

Director, Finance & Investor Contact

(877) 847-0009

ir@sanchezenergycorp.com

Media

Meaghan Repko / Dan Moore

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449